As filed with the Securities and Exchange Commission on July 17, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENMAB A/S
(Exact name of registrant as specified in its charter)

The Kingdom of Denmark	Kalvebod Brygge 43 1560 Copenhagen V Denmark	Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Address of Principal Executive Offices, including zip code)

Genmab A/S 2014 Restricted Stock Units Program
Genmab A/S 2016 Restricted Stock Units Program
Genmab A/S Warrant Scheme
(Full title of the plans)

Genmab US, Inc.
902 Carnegie Center, Suite 301
Princeton, New Jersey 08540
 (Name and address of agent for service)
(609) 430‑2481
 (Telephone number, including area code, of agent for service)

With a copy to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary shares, DKK 1 nominal value per share (“Ordinary Shares”)(1)(2)
Genmab A/S 2014 Restricted Stock Units Program and Genmab A/S 2016 Restricted Stock Units Program (Future issuances)	159,000	$178.35(3)	$28,357,650	$3,436.95
Genmab A/S 2014 Restricted Stock Units Program and Genmab A/S 2016 Restricted Stock Units Program (Future issuances)	110,000	$178.35 (3)	$19,618,500	$2,377.76
Genmab A/S Warrant Scheme (Future issuances)	480,000	$178.35 (3)	$85,608,000	$10,375.69
Genmab A/S Warrant Scheme (Outstanding)	595,000	$78.93(4)	$46,963,350	$5,691.96
Total:	1,344,000	--	$180,547,500	$21,882.36

(1)
Represents Ordinary Shares issuable under the Genmab A/S Warrant Scheme and Genmab A/S Restricted Stock Units Program. In addition, this Registration Statement also relates to such indeterminable number of additional Ordinary Shares as may be issuable pursuant to stock splits, stock dividends or similar transactions.

(2)
The Ordinary Shares may be represented by the Registrant’s American Depositary Shares (“ADS”), each of which represents one tenth of one Ordinary Share.  The ADSs have been registered under a registration statement on Form F-6, filed with the Commission on May 22, 2013, as amended by Post-Effective Amendment No. 1, filed with the Commission on April 13, 2018, and Post-Effective Amendment No. 2, filed with the Commission on July 15, 2019.

(3)
The price of the Ordinary Shares underlying the warrants not yet issued and the RSUs registered under this Registration Statement is estimated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Ordinary Shares listed on Nasdaq Copenhagen on July 12, 2019 and on the exchange rate of DKK 6.6358 per $1.00 as published by Danmarks Nationalbank on July 12, 2019.

(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.  The price of Ordinary Shares underlying outstanding warrants is calculated based on the weighted average exercise price of the warrants of DKK 523.74 and an exchange rate of DKK 6.6358 per $1.00 as published by Danmarks Nationalbank on July 12, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)
The Registrant’s registration statement on Form F-1 filed with the Commission on May 28, 2019, as amended and supplemented by Amendment Nos. 1 and 2 on Form F-1/A filed with the Commission on July 9, 2019 and July 16, 2019, respectively, containing the Registrant’s audited consolidated financial statements for the years ended December 31, 2018 and 2017, and unaudited interim consolidated financial statements for the three-month periods ended March 31, 2019 and 2018.

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration statement referred to in (a) above (other than portions of those documents furnished or not otherwise deemed to be filed).

(c)
The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s registration statement referred to in (a) above, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.          Description of Securities.

Not applicable

Item 5.          Interests of Named Experts and Counsel.

Not applicable

Item 6.          Indemnification of Directors and Officers.

According to the Danish Companies Act, shareholders, at the general meeting, are permitted to discharge the Registrant’s board members and registered managers from liability for any particular financial year based on a resolution relating to the period covered by the financial statements for the previous financial year. This discharge means that the shareholders will relieve such board members and registered managers from liability to the Registrant. However, shareholders cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.  In addition, The Registrant provides its board members and registered managers with directors’ and officers’ liability insurance.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1
English translation of the Articles of Association of Genmab A/S, as in effect on the date hereof, filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1/A filed with the Commission on July 9, 2019 (File No. 333-231777)

4.2*	Genmab A/S 2014 Restricted Stock Units Program

4.3*	Genmab A/S 2016 Restricted Stock Units Program

5.1*	Opinion of Kromann Reumert, with respect to the legality of the securities being registered

23.1*	Consent of Kromann Reumert (included in the opinion filed as Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

24.1*	Limited Power of Attorney of the directors of the Registrant (contained in the signature pages hereto)

99.1	Reference is made to the incentive scheme set forth in Section 5 and Schedule A, C, D and E of the Articles of Association of Genmab A/S in Exhibit 4.1.
_______________________

*   Filed herewith.

Item 9.       Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 17, 2019.

Genmab A/S (Registrant)

By:	/s/ Jan G. J. van de Winkel
Jan G. J. van de Winkel President & Chief Executive Officer

Limited Power of Attorney
(Form S-8)

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of GENMAB A/S., a corporation organized under the laws of the Kingdom of Denmark (the “Company”), does hereby constitute and appoint each of Birgitte Stephensen and Anthony Pagano as his or her true and lawful attorney-in-fact and agent, to do or cause to be done any and all acts and things and to execute any and all instruments and documents which said attorneys-in-fact and agents may deem advisable or necessary to enable the Company to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities or deferred compensation obligations of the Company being registered on the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit (the “Securities”), including specifically, but without limiting the generality of the foregoing, power and authority to sign, in the name and on behalf of each of the undersigned as a director of the Company, the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit, a Registration Statement under Rule 462(b) of the Securities Act, or another appropriate form in respect of the registration of the Securities, and any and all amendments thereto, including post-effective amendments, and any instruments, contracts, documents or other writings of which the originals or copies thereof are to be filed as a part of, or in connection with, any such Registration Statement or any other appropriate form or amendments thereto, and to file or cause to be filed the same with the Securities and Exchange Commission, and to effect any and all applications and other instruments in the name and on behalf of each of the undersigned which said attorneys-in-fact and agents deem advisable in order to qualify or register the Securities under the securities laws of any of the several States or other jurisdictions; and each of the undersigned does hereby ratify all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.  Each attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Limited Power of Attorney as of and on the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jan G. J. van de Winkel
Jan G. J. van de Winkel	President & Chief Executive Officer (Principal Executive Officer)	July 17, 2019

/s/ David A. Eatwell
David A. Eatwell	Executive Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 17, 2019

/s/ Mats Pettersson
Mats Pettersson	Chairman of the Board of Directors	July 17, 2019

/s/ Deirdre P. Connelly
Deirdre P. Connelly	Deputy Chairman of the Board of Directors	July 17, 2019

/s/ Anders Gersel Pedersen
Anders Gersel Pedersen	Director	July 17, 2019

/s/ Pernille Erenbjerg
Pernille Erenbjerg	Director	July 17, 2019

/s/ Paolo Paoletti
Paolo Paoletti	Director	July 17, 2019

/s/ Rolf Hoffman
Rolf Hoffman	Director	July 17, 2019

/s/ Peter Storm Kristensen
Peter Storm Kristensen	Director	July 17, 2019

/s/ Mijke Zachariasse
Mijke Zachariasse	Director	July 17, 2019

/s/ Daniel J. Bruno
Daniel J. Bruno	Director	July 17, 2019

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Genmab A/S, has signed this Registration Statement on July 17, 2019.

By:	/s/ David A. Eatwell
	Name:	David A. Eatwell
	Title:	Executive Vice President & Chief Financial Officer